Exhibit 2.1

Control Number : 20054731 STATE OF GEORGIA Secretary of State Corporations Division 313 West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530 CERTIFICATE OF ORGANIZATION I, Brad Raffensperger, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that Groundfloor Yield LLC a Domestic Limited Liability Company has been duly organized under the laws of the State of Georgia on 04/10/2020 by the filing of articles of organization in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated. WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 04/21/2020. Brad Raffensperger Secretary of State

ARTICLES OF ORGANIZATION

Electronically Filed
Secretary of State
Filing Date: 4/10/2020 3:55:51 PM

BUSINESS INFORMATION

CONTROL NUMBER	20054731
BUSINESS NAME	Groundfloor Yield LLC
BUSINESS TYPE	Domestic Limited Liability Company
EFFECTIVE DATE	04/10/2020

PRINCIPAL OFFICE ADDRESS

ADDRESS	600 Peachtree Street NE Ste. 810, Atlanta, GA, 30308, USA

REGISTERED AGENT

NAME	ADDRESS	COUNTY
Groundfloor Finance Inc.	600 Peachtree St. NE Ste. 810, Atlanta, GA, 30308, USA	Fulton

ORGANIZER(S)

NAME	TITLE	ADDRESS
Groundfloor Finance Inc.	ORGANIZER	600 Peachtree Street NE Ste. 810, Atlanta, GA, 30308, USA

OPTIONAL PROVISIONS

N/A

AUTHORIZER INFORMATION

AUTHORIZER SIGNATURE	Groundfloor Finance Inc. by Nick Bhargava
AUTHORIZER TITLE	Organizer